UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2005

HUB INTERNATIONAL LIMITED

(Exact name of Registrant as specified in its charter)

Canada

(State or Other Jurisdiction of Incorporation)

1-31310	36-4412416
(Commission File Number)	(I.R.S. Employer Identification Number)

55 East Jackson Boulevard, Chicago, Illinois 60604
(877) 402-6601
(Address of principal executive offices and telephone number, including area code)

n/a
(Former name or former Address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On March 22, 2005, Hub International Limited (referred to as the “Corporation,” “us” or “we”) entered into executive employment agreements with certain of its executive officers. A copy of these executive employment agreements are attached as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

     In 2004, the management structure of the Corporation changed, resulting in new roles and responsibilities for certain members of senior management, the creation of several additional positions at our corporate head office, and the formation of what we call our “Executive Management Team” or “EMT.” We have entered into separate employment agreements with each member of the EMT, which contain similar provisions. The employment agreements require the executives to devote the whole of their business time to the Corporation’s operations.

     The employment agreements for Martin P. Hughes, Chairman and Chief Executive Officer, Bruce D. Guthart, Chief Operating Officer, Richard A. Gulliver, President, Dennis J. Pauls, Chief Financial Officer, and W. Kirk James, Chief Corporate Development Officer, are filed as exhibits hereto. The employment agreements for the remaining members of the EMT, Lawrence J. Lineker, Chief Sales Officer, and Marianne D. Paine, Chief Legal Officer, were entered into on March 14, 2005 and were filed as exhibits to our Annual Report on Form 10-K for the period ended December 31, 2004.

     The employment agreements for Mssrs. Hughes, Guthart, Gulliver, Lineker, Pauls and James and Ms. Paine contain similar provisions. The respective agreement for each executive officer provides for the payment of an annual salary of $600,000 to Mr. Hughes, $500,000 to Mr. Guthart, $385,000 to Mr. Gulliver, $310,000 to Mr. Lineker, $290,000 to each of Mr. Pauls and Mr. James and $225,000 to Ms. Paine, participation in our group insurance arrangements, matching contributions on the executive’s behalf to our 401(k) plan (in accordance with the plan’s terms), personal tax planning subsidies of $5,000 per year, four weeks annual vacation and car allowances. Further, the employment agreements provide for the reimbursement for club dues for each executive.

     Under the employment agreements, Mssrs. Hughes, Guthart, Gulliver, Lineker, Pauls and James and Ms. Paine are also eligible for participation in our annual incentive plan and to receive long-term incentive compensation. We are also obligated under these employment agreements to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, with respect to payments under the employment agreement or if owed as a result of acceleration of amounts under other plans or arrangements maintained by the Corporation because of a change of control.

     The employment agreements are for an indefinite term. We may terminate the employment of Mssrs. Hughes, Guthart, Gulliver, Lineker, Pauls and James and Ms. Paine for any reason upon prior written notice. In the event of termination of the executive by the Corporation without cause, or by the executive for good reason (including any significant alteration in the nature of his duties), each executive is entitled to payment of an amount equal to one year’s salary plus a ratable portion of an amount equal to the annual incentive component of his or her bonus for the prior year (the “Additional Amount”). We may terminate the executive immediately for cause (as defined in the employment agreements) without payment of the Additional Amount. We would also not owe the executive the Additional Amount if we terminate the executive due to disability upon 90 days’ written notice, in the event of the executive’s death, upon the executive attaining age 65, or if termination occurs by mutual agreement.

Mssrs. Hughes, Guthart, Gulliver, Pauls and James are obligated under the employment agreements not to compete with the Corporation through employment or other arrangements with any insurance brokerage in the United States or Canada (except in the case of termination by the Corporation without cause or by the executive for good reason) or to solicit any of our clients or employees for a period of two years following the cessation of employment.

EXHIBIT INDEX

Exhibit	Description
99.1	Amended and Restated Executive Employment Agreement dated March 22, 2005 by and between Hub International Limited and Martin P. Hughes.

99.2	Amended and Restated Executive Employment Agreement dated March 22, 2005 by and between Hub International Limited and Bruce D. Guthart.

99.3	Amended and Restated Executive Employment Agreement dated March 22, 2005 by and between Hub International Limited and Richard A. Gulliver.

99.4	Amended and Restated Executive Employment Agreement dated March 22, 2005 by and between Hub International Limited and Dennis J. Pauls.

99.5	Amended and Restated Executive Employment Agreement dated March 22, 2005 by and between Hub International Limited and W. Kirk James.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2005

HUB INTERNATIONAL LIMITED

By:	/s/ MARIANNE D. PAINE
Name: Marianne D. Paine
Title: Chief Legal Officer